Exhibit 23.11

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Post-Effective Amendment No. 3 to Form F-3 on Form F-1 (Registration No. 333-194519) of our reports dated March 31, 2016, relating to (1) the consolidated financial statements of Elbit Imaging Ltd. before the effects of the retrospective adjustments for the discontinued operations discussed in Note 19 to the consolidated financial statements, the consolidated statements of income, comprehensive income, changes in equity, and cash flows of Elbit Imaging LTD and its subsidiaries (the "Company") for the year ended December 31, 2015 (not presented herein), (which report expresses an unqualified opinion and includes an explanatory paragraphs regarding (i) potential irregularities concerning the Casa radio Project in Romania and their potential consequences as of December 31, 2015, including Foreign Corrupt Practices Act implications and (ii) claims that have been filed against Group companies as of December 31, 2015, one of which was certified as class action), and (2) the condensed financial information schedule, before the effects of the retrospective adjustments for the discontinued operations discussed in Note 5 to the condensed financial information schedule, of Elbit Imaging LTD for the year ended December 31, 2015 (not presented herein), appearing in the Annual Report on Form 20-F of Elbit Imaging LTD. for the year ended December 31, 2017.

/s/ Brightman Almagor Zohar & Co.
Brightman Almagor Zohar & Co.
Certified Public Accountants
A member firm of Deloitte Touche Tohmatsu

Tel-Aviv, Israel
August 23, 2018